EXHIBIT 99.1

[Cogent logo]	FOR IMMEDIATE RELEASE
Cogent Contacts:

For Public Relations:	For Investor Relations:
+ 1 (202) 295-4217	+ 1 (202) 295-4212
Travis Wachter	investor.relations@cogentco.com
twachter@cogentco.com

Cogent Communications Announcement Regarding its
1.00% Convertible Senior Notes due 2027

WASHINGTON, D.C. March 5, 2014 – Cogent Communications Group, Inc. (NASDAQ: CCOI) today announced that under the terms of the indenture (the “Indenture”) governing its 1.00% Convertible Senior Notes due 2027 (the “Convertible Notes”), as of March 5, 2014, the Convertible Notes will not satisfy the price condition requirements for conversion in the first fiscal quarter of 2014.

Pursuant to the Indenture, holders of the Convertible Notes have the right to put the Convertible Notes to the Company at par on June 15, 2014 (the “Holder Put Right”). On June 20, 2014, the Company has the optional right to redeem the Convertible Notes at par (the “Optional Redemption”). At its option or as required by the Indenture and federal securities laws, Cogent will make announcements regarding the Holder Put Right or the Optional Redemption in accordance with the notice provisions of the Indenture at a later date.

In the interim, Cogent may repurchase Convertible Notes from time to time for cash in open market transactions or by other means in accordance with applicable federal securities laws. There are currently $92.0 million in aggregate principal amount of Convertible Notes outstanding.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high speed Internet access, Ethernet transport, and colocation services. Cogent’s facilities-based, all-optical IP network backbone provides services in over 180 markets globally.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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